Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION TO PRESENT AT GOLDMAN SACHS FOURTH ANNUAL DOTCOMMERCE DAY

Englewood, Colo, May 30th - Liberty Interactive Corporation (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) announced that Mike George, President and CEO of QVC, Inc., will be presenting at the Goldman Sachs Fourth Annual dotCommerce Day, on Thursday, June 6th at 9:00 a.m., Eastern Time at the Mandarin Oriental, NY. During his presentation, Mr. George may make observations regarding the company's financial performance and outlook.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Interactive Corporation website at http://www.libertyinteractive.com/events to register for the webcast.
About Liberty Interactive Corporation
Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups: Liberty Interactive Group and Liberty Ventures Group. The Liberty Interactive Group (Nasdaq: LINTA, LINTB) is primarily focused on digital commerce and consists of Liberty Interactive Corporation's subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub and interests in HSN and Lockerz. The businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consists of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the Liberty Interactive Group and include its subsidiary TripAdvisor, its interest in Expedia, and minority interests in Time Warner and Time Warner Cable.

Contact:
Courtnee Ulrich
720-875-5420